Exhibit 99.1

GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
April 1, 2015	James A. Graner 612-623-6635
Media: Bryce Hallowell 612-623-6679
bhallowell@graco.com

Graco Completes Divestiture of Liquid Finishing Business Assets

MINNEAPOLIS, MN (April 1, 2015) – Graco Inc. (NYSE:GGG) announced today that it has completed the sale of its Liquid Finishing business assets to Carlisle Companies Incorporated (NYSE:CSL) for $590 million, subject to customary post-closing adjustments. Net proceeds from Graco’s investment in the Liquid Finishing business assets and the sale transaction are expected to be approximately $580 million, reflecting the $590 million purchase price adjusted for estimated cash balances, less estimated transaction fees and estimated tax expenses related to the sale, including approximately $30 million of cash dividends received in the first quarter. Consistent with prior quarters, such dividends will be recognized as other income on Graco’s consolidated statement of earnings.

The Liquid Finishing business assets sold to Carlisle include those involved in the development, manufacture, and sale of Binks® spray finishing equipment, DeVilbiss® spray guns and accessories, Ransburg® electrostatic equipment and accessories, and BGK curing technology.

ABOUT GRACO

Graco Inc. supplies technology and expertise for the management of fluids and coatings in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense, and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction, and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com or on Twitter @GracoInc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are made within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. The Company undertakes no obligation to update these statements in light of new information or future events. Actual results could differ materially from those expressed or implied by such forward-looking statements due to various factors, including whether the final expenses, taxes and other adjustments to the purchase price conform to expectations and whether the Company will be able to realize the expected financial results of the transaction, and the risk factors described in Item 1A of the Company’s Annual Report on Form 10-K for fiscal year 2014.

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